Exhibit 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE STOCK

Corporation:	ATYR PHARMA, INC., a Delaware corporation
Number of Shares:	72,000 as adjusted below
Class of Stock:	Series B Preferred Stock
Initial Exercise Price:	$0.8334 per share
Issue Date:	September 18, 2007
Expiration Date:	September 18, 2017 (Subject to Section 4.1)

THIS WARRANT TO PURCHASE STOCK (“WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK, a Michigan banking corporation, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of ATYR PHARMA, INC. (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. At such time as Company requests the initial advance under the Growth Capital Line, as defined in the Loan and Security Agreement between the Holder and the Company dated as of the date hereof, and the Holder has delivered such funds to the Company (or such account as may be directed by the Company), the Number of Shares issuable hereunder shall increase by an additional 36,000 shares of Series B Preferred Stock.

ARTICLE 1

EXERCISE

1.1      Method of Exercise.  Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Holder shall also deliver to the Company a check or wire for the aggregate Warrant Price for the Shares being purchased.

1.2      Delivery of Certificate and New Warrant.  Within 45 days after Holder exercises this Warrant and delivers to the Company the aggregate Warrant Price for the Shares being purchased, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.3      Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.4        Acquisition of the Company.

1.4.1   “Acquisition.” For the purpose of this Warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.4.2   “Cash Acquisition.” For the purpose of this Warrant, “Cash Acquisition” means any Acquisition in which the consideration paid by the acquirer is comprised solely of cash, promissory notes and/or the assumption of indebtedness.

1.4.3   Assumption of Warrant.  Upon the closing of any Acquisition (other than a Cash Acquisition), and as a condition precedent thereto, the successor or surviving entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and/or property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1        Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2        Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”) upon the closing of a registered public offering of the Company’s common stock or other circumstance as provided for in the Certificate of Incorporation. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3      Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall be proportionately increased and the Number of Shares issuable upon exercise hereof shall be proportionately decreased. If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased and the Number of Shares issuable upon exercise hereof shall be proportionately increased.

2.4      Adjustments for Diluting Issuances.  The Number of Shares issuable upon exercise of this Warrant shall be subject to adjustment, from time to time, in the manner set forth on Exhibit A in the event of Diluting Issuances (as defined on Exhibit A).

2.5      No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment. Notwithstanding the foregoing, the Company shall not have been deemed to have impaired Holder’s rights hereunder if it amends its Certificate of Incorporation, or the holders of shares of the Company’s Preferred Stock waive rights thereunder, in a manner that does not affect Holder in a manner different form the effect that such amendments or waivers have on the rights of all holders of the Series B Preferred Stock.

2.6      Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer or other authorized officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7      Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1      Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Holder as follows:

3.1.1   The initial Warrant Price referenced on the first page of this Warrant is equal to the price paid per share (on a post-split basis) in the Company’s most recent preferred stock financing, rounded up to the fourth decimal point.

3.1.2   All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.1.3   The Company’s capitalization table attached to this Warrant as Exhibit C is true and complete as of the Issue Date.

3.2      Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) no later than the date such notice is provided to the Company’s stockholders prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above no later than the date such notice is provided to the Company’s stockholders prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event).

3.3      Information Rights.  So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the stockholders of the Company, (b) within one hundred fifty (150) days after the end of each fiscal year of the Company, a copy of the annual audited financial statements of the Company delivered to the Company’s investors and certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements. The Company’s obligations under this Section shall terminate upon the Company being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

3.4        Registration Under Securities Act of 1933, as amended.  The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth on Exhibit B.

3.5        “Market Stand-Off Agreement.

3.5.1    Market Standoff Period; Agreement.  The Holder agrees, if so requested by the managing underwriter in connection with the Company’s initial public offering of equity securities not to effect (except as part of such underwritten registration in accordance with the registration rights provided pursuant to Exhibit B or pursuant to a transaction exempt from registration (other than under Rule 144 or Rule 145 of the Securities Act) any sale, distribution, short sale, loan, grant of options for the purchase of, or otherwise dispose of, any shares of the capital stock or other securities of the Company for such period as such managing underwriter requests, such period in no event to commence earlier than seven (7) days prior to, or to end more than 180 days after, the effective date of such registration. In addition, the Holder agrees to execute and deliver to any managing underwriter (or, in the case of any offering that is not underwritten, an investment banker) in connection with such registration any lock-up letter requested of the Holder and in form and substance reasonably satisfactory to the managing underwriter. The Holder further agrees that the Company may instruct its transfer agent to place stop transfer notations in its records to enforce the provisions of this Section 3.5.1.

3.5.2    Transferees Bound.  By accepting this warrant, the Holder agrees that it will not transfer this warrant and/or the Shares unless the transferee(s) of such Holder agrees in writing to be bound by all of the provisions of this Section 3.5.

ARTICLE 4

MISCELLANEOUS

4.1        Term; Exercise Upon Expiration.  This Warrant is exercisable in whole or in part, at any time and from time to time on or before the earlier of (i) the Expiration Date set forth above and (ii) the consummation of a Cash Acquisition.

4.2        Legends.  This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

4.3      Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

4.4      Transfer Procedure.  Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Comerica Incorporated, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and, upon receiving notice of such transfer, the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

4.5      Notices.   All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

Comerica Bank c/o Comerica Incorporated

Attn: Warrant Administrator

500 Woodward Avenue, 32nd Floor, MC 3379

Detroit, MI 48226

All notices to the Company shall be addressed as follows:

ATYR PHARMA, INC.

10885 Road to the Cure, Suite 100

San Diego, CA 92121

Attn: President

With a copy (which shall not constitute notice) to:

Randy Socol

DLA Piper US LLP

4365 Executive Drive, Ste. 1100

San Diego, CA 92121-2133

4.6      Amendments.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7      Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8      Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9      Confidentiality.  The Company hereby agrees to keep the terms and conditions of this Warrant confidential. Notwithstanding the foregoing confidentiality obligation, the Company may disclose information relating to this Warrant (a) as required by law, rule, regulation, court order or other legal authority, provided that (i) the Company has given Holder at least ten (10) days’ notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed or (b) as part of a due diligence investigation and Company shall use commercially reasonable efforts in obtaining an agreement from the party receiving such information to be bound by a confidentiality provision.

IN WITNESS HEREOF, the undersigned parties have caused this Warrant to be executed as of the date first set forth above.

ATYR PHARMA, INC.

By:	/s/ Christina Waters
Name:	Christina Waters, Ph.D.
Title:	President and Chief Operating Officer

AGREED AND ACKNOWLEDGED:

COMERICA BANK

By:	/s/ Dennis Kim
Name:	Dennis Kim
Title:	Corporate Banking Officer

APPENDIX 1

NOTICE OF EXERCISE

1.        The undersigned hereby elects to purchase                 shares of the                   stock of ATYR PHARMA, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.        Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Bank

Attn: Warrant Administrator

500 Woodward Avenue, 32nd Floor, MC 3379

Detroit, MI 48226

3.        The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

4.        The undersigned further acknowledges that it has reviewed the “Market Stand-Off” agreement set forth in Section 3.5 of the Warrant and agrees to be bound by such provisions.

COMERICA BANK or Assignee

(Signature)

(Name and Title)

(Date)

EXHIBIT A

Anti-Dilution Provisions

(For Preferred Stock Warrants With Existing Anti-Dilution Protection)

In the event of the issuance (a “Diluting Issuance”) by the Company, after the Issue Date of this Warrant, of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions (the “Provisions”) of the Company’s Certificate of Incorporation which apply to Diluting Issuances.

EXHIBIT B

Registration Rights

The common stock issuable upon conversion of the Shares, shall be deemed “registrable securities” entitled to “Incidental Registration” rights in accordance with the terms of the following agreement (the “Agreement”) between the Company and its investor(s):

Amended and Restated Registration Rights Agreement made and entered into as of November 20, 2006, as amended from time to time.

By acceptance of the Warrant to which this Exhibit B is attached, Holder shall be deemed to be a party to the Agreement solely for the purpose of the above-mentioned registration rights.

EXHIBIT C

Capitalization Table